As filed with the Securities and Exchange Commission on September 9, 2026

Registration No. 333-295270

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post Effective Amendment No. 1 (No. 333-295270)

To

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Rank One Computing Corporation
(Exact name of registrant as specified in its charter)

Colorado	47-3970528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1290 Broadway, Suite 1200 Denver, Colorado	80203
(Address of Principal Executive Offices)	(Zip Code)

RANK ONE COMPUTING CORPORATION 2018 EQUITY INCENTIVE PLAN RANK ONE COMPUTING CORPORATION 2026 EQUITY INCENTIVE PLAN
(Full title of the plans)

B. Scott Swann

Chief Executive Officer

Rank One Computing Corporation

1290 Broadway, Suite 1200

Denver, CO 80203

(303) 317-6118

Copies to:

Ross D. Carmel

Jeffrey P. Wofford

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, New York 10036

Tel: (212) 930-9700

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No.1 to Registration Statement on Form S-8 No. 333-295270 (this “Post-Effective Amendment”) is being filed by Rank One Computing Corporation (the “Registrant”) to amend the original Registration Statement (the “Original Registration Statement”), which registered (i) 9,376,716 shares of common stock with respect to the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), and (ii) 6,724,038 shares of common stock with respect to the Registrant’s 2026 Equity Incentive Plan (the “2026 Plan”, and together with the 2018 Plan, the “Plans”) to (x) reduce the number of shares of the Registrant’s common stock registered under the Original Registration Statement with respect to the 2026 Plan from 6,724,038 to 1,000,000 to align with the 2026 Plan’s share reserve of 1,000,000 and (y) add the undertakings required by Item 9 of Form S-8. The Original Registration Statement is hereby amended, as appropriate, to reflect the deregistration of 5,724,038 shares of the Company’s common stock registered with respect to the 2026 Plan and add the undertakings set forth herein.

The 2026 Plan provides for an automatic annual increase in the number of shares of the Registrant’s common stock available for issuance under the 2026 Plan on the first day of each fiscal year (beginning January 1, 2027) (the “Evergreen Provision”). Pursuant to the Evergreen Provision, the Share Reserve (as defined in the 2026 Plan) will automatically increase on the first day of each fiscal year (beginning January 1, 2027) by an amount equal to the lesser of (i) 3% of the total number of shares of the Registrant’s common stock outstanding on the last day of the immediately preceding fiscal year, or (ii) such lesser number of shares of common stock as may be determined by the Board. The foregoing description of the Evergreen Provision is provided for informational purposes only. The shares of common stock that may become issuable pursuant to the Evergreen Provision are not being registered pursuant to this Post-Effective Amendment.

PART II

 Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 9, 2026.

RANK ONE COMPUTING CORPORATION

By:	/s/ B. Scott Swann
B. Scott Swann Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Original Registration Statement in reliance upon Rule 478 under the Securities Act.

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